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                                                                   EXHIBIT 23(b)
                          INDEPENDENT AUDITORS' REPORT
                                 ON THE SCHEDULE



To the Board of Directors
Next Generation Network, Inc.
Eden Prairie, Minnesota

         Our audits were made for the purpose of forming an opinion on the basic financial statements of Next Generation Network, Inc. taken as a whole. The supplemental Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                     /s/ McGLADREY & PULLEN, LLP

Minneapolis, Minnesota
February 25, 2000
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       A. SCHEDULE II


                          NEXT GENERATION NETWORK, INC.

                        VALUATION AND QUALIFYING ACCOUNTS

                  Years Ended December 31, 1997, 1998, and 1999



                                                  BALANCE AT    CHARGED TO                  BALANCE AT
                                                 BEGINNING OF    COST AND                     END OF
II.      DESCRIPTION                                PERIOD       EXPENSES     DEDUCTIONS      PERIOD
                                                 ------------   ----------    ----------    ----------
Deducted on the balance sheets from the asset
to which it applies:
   Allowance for doubtful accounts:
     Year ended December 31, 1997  ..........      $   --        $ 45,363      $    363      $ 45,000

     Year ended December 31, 1998 ...........        45,000       100,640        26,640       119,000
     Year ended December 31, 1999 ...........       119,000       223,989       222,989       120,000